Exhibit 5.1

August 25, 2017

Syndax Pharmaceuticals, Inc.

35 Gatehouse Drive, Building D,

Floor 3

Waltham, Massachusetts 02451

Ladies and Gentlemen:

We have acted as counsel to Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 911,185 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), pursuant to the Company’s 2015 Omnibus Incentive Plan and 2015 Employee Stock Purchase Plan (the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, your Certificate of Incorporation, as amended and restated, and Bylaws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com